Exhibit 99.1

EV Energy Partners Announces Austin Chalk Acquisition and Additional Commodity Price Hedges

HOUSTON, TX, Jun 10, 2009 (MARKETWIRE via COMTEX News Network) — EV Energy Partners, L.P. (NASDAQ: EVEP) announced it, along with certain institutional partnerships managed by EnerVest, Ltd., has signed an agreement to acquire oil and natural gas properties in the Austin Chalk from an undisclosed seller. EVEP will acquire a 15.15 percent interest in these assets for $12.2 million.

The acquisition is expected to close by July 1, 2009, and is subject to customary closing conditions and purchase price adjustments.

The acquisition is comprised of 276 wells producing primarily from the Austin Chalk formation in six counties in Central Texas. The properties, and EVEP's share of reserves and production, include:

- 185 of the wells are operated by the seller, and 48 are operated by EnerVest; EVEP already owns an interest in 84 percent of the wells to be acquired;

- Estimated proved reserves as of April 1, 2009, net to EVEP, (based on current strip prices) of approximately 9 BCFE

- 60 percent proved developed producing

- 92 percent natural gas

- 2009 Reserves-to-production ratio of 13.9 years

- Current net daily production to EVEP's interest of approximately 1.8 MMCFE

- 30 currently identified proved undeveloped locations, most of which will be drilled at lower cost through reentering existing well bores

For the second half of 2009, EVEP expects the following for the properties to be acquired:

Net Daily Production:
Natural gas (Mcf)	1,550 - 1,750
Crude oil (Bbls)	15 - 18
Natural gas liquids (Bbls)	16 - 20
Total (Mcfe)	1,736 - 1,978
Price Differentials vs. NYMEX:
Natural gas (% of NYMEX Natural Gas)	75% - 80%
Crude oil (% of NYMEX Crude Oil)	96% - 100%
Natural gas liquids (% of NYMEX Crude Oil)	45% - 55%
Lease operating expenses ($/Mcfe)	$1.25 - $1.65
Production and other taxes (% of revenues)	4.75% - 5.25%

John B. Walker, Chairman and CEO, said, "The Austin Chalk is EnerVest's largest and most successful area of operations. This new acquisition offers many new locations and re-entry possibilities into the 276 well bores that have unexploited Chalk potential."

In conjunction with the acquisition, and consistent with its strategy of hedging a significant percentage of its production, EVEP intends to enter into arrangements to hedge a substantial portion of the acquired production volumes at or prior to closing.

EVEP has also recently entered into additional hedges for 2009 through 2012 for its existing production, as follows:

- 5,000 MMBTU/D of $4.00 natural gas puts for June through December 2009

- 1,800 MMBTU/D of $6.775 natural gas swaps for 2010 through 2012

EV Energy Partners, L.P., is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the internet at www.evenergypartners.com.

This press release may include "forward-looking statements" as defined by the Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by EVEP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for natural gas and oil, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the EVEP's reports filed with the SEC.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions at oil and gas prices in effect at the time of the estimate, without future escalation. We include in this press release an estimate of net proved reserves using strip prices, rather than prices at the time of the estimate, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K, as amended, available from us at www.evenergypartners.com or from the SEC at www.sec.gov.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P.
Michael E. Mercer
713-651-1144
Web site: http://www.evenergypartners.com